                                                     RULE NO. 424(b)(3)
                                                     REGISTRATION NO. 33-61957
PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED OCTOBER 19, 1995)

                                 $600,000,000

                      THE BANK OF NEW YORK COMPANY, INC.

                       SENIOR MEDIUM-TERM NOTES SERIES B

                    SUBORDINATED MEDIUM-TERM NOTES SERIES C

                  DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                               ----------------

  The Bank of New York Company, Inc. (the "Company") may offer from time to time up to an aggregate initial public offering price of $600,000,000 (or the equivalent thereof in foreign currencies or composite currencies including European Currency Units) of its Medium Term Note securities as a class of its debt securities entitled the Senior Medium-Term Notes Series B (the "Senior Notes") or the Subordinated Medium-Term Notes Series C (the "Subordinated Notes", and together with the Senior Notes, the "Notes"). Each Note will mature nine months or longer from its date of issue, as agreed to by the purchaser and the Company. The payment of principal and interest on the Senior Notes will be senior to the Subordinated Notes. The Senior Notes will be unsecured and will rank pari passu with other unsubordinated indebtedness of the Company. The payment of principal of and interest on the Subordinated Notes will be subordinated in right of payment to all Senior Indebtedness (as defined in the accompanying Prospectus) of the Company (see "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the Prospectus). Indebtedness of the Company senior to the Subordinated Notes, at December 31, 1997, totaled approximately $2.1 billion. The Notes may be subject to optional redemption, or obligate the Company to redeem or repurchase the Notes or to repay the Notes at the option of the Holder thereof prior to its stated maturity, in each case as indicated in the applicable Pricing Supplement to this Prospectus Supplement (a "Pricing Supplement"). Unless otherwise specified in the applicable Pricing Supplement, the Notes

                                                        (Continue on next page)

  THE NOTES ARE  NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER  OBLIGATIONS OF ANY
     BANK OR NON-BANK  SUBSIDIARY OF THE  COMPANY AND ARE  NOT INSURED BY
       THE  FEDERAL DEPOSIT INSURANCE CORPORATION, BANK  INSURANCE FUND
          OR ANY OTHER GOVERNMENT AGENCY.

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE  COMMISSION  OR  ANY  STATE   SECURITIES  COMMISSION  NOR  HAS  THE
  SECURITIES  AND EXCHANGE  COMMISSION  OR ANY  STATE  SECURITIES COMMISSION
   PASSED UPON THE ACCURACY OR  ADEQUACY OF THIS PROSPECTUS SUPPLEMENT, THE
    PROSPECTUS OR ANY SUPPLEMENT HERETO. ANY REPRESENTATION TO THE CONTRARY
    IS A CRIMINAL OFFENSE.

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
                      PRICE TO    AGENT'S DISCOUNTS          PROCEEDS TO
                     PUBLIC(1)    AND COMMISSIONS(2)         COMPANY(3)
-------------------------------------------------------------------------------
Per Note..........      100%         .125%-3.00%             99.875%-97%
-------------------------------------------------------------------------------
Total.............  $600,000,000 $750,000-$18,000,000 $599,250,000-$582,000,000

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
(1) Unless otherwise specified in the applicable Pricing Supplement, each Note will be issued at 100% of its principal amount.
(2) The Company will pay Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Salomon Brothers Inc as agents (the "Agents"), a commission (or grant a discount) ranging from .125% to 3.00% of principal amount of any Note, depending on its maturity, sold through one or more of the Agents (or sold to an Agent as principal in circumstances in which no other discount is agreed). The Company also may sell Notes to an Agent, as principal, for resale to one or more investors and other purchasers at varying prices relating to prevailing market prices at the time of resale, as determined by the Agent, or if so agreed, at a fixed public offering price. The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution of Medium-Term Notes".
(3) Before deducting expenses payable by the Company estimated at $100,000.

GOLDMAN, SACHS & CO.
              MERRILL LYNCH & CO.
                           MORGAN STANLEY DEAN WITTER
                                            PAINEWEBBER INCORPORATED
                                                           SALOMON SMITH BARNEY

            The date of this Prospectus Supplement is April 2, 1998

(Continued from previous page)

denominated in U.S. dollars will be issued in denominations of $1,000 or integral multiples thereof (see "Description of Medium-Term Notes--General" in this Prospectus Supplement). If the Notes are to be denominated in a foreign currency or composite currency, then certain provisions with respect thereto will be set forth in a foreign currency supplement hereto ("Multi-Currency Prospectus Supplement") and the applicable Pricing Supplement.

  The series designation of the Notes, interest rate or interest rate formula, if any, the Specified Currency, issue price, Stated Maturity, Interest Payment Dates and redemption, repayment or sinking fund provisions, if any, for each Note will be established by the Company at the time of issuance of such Note (the "Original Issue Date") and will be set forth therein and specified in a Pricing Supplement. Unless otherwise indicated in the applicable Pricing Supplement, the Notes, except Zero-Coupon Notes, will bear interest at a fixed rate ("Fixed Rate Notes") or at a floating rate or rates ("Floating Rate Notes"). The applicable Pricing Supplement will specify whether a Floating Rate Note is a Regular Floating Rate Note, a Floating Rate/Fixed Rate Note or an Inverse Floating Rate Note and whether the interest rate thereon is determined by reference to the Commercial Paper Rate, LIBOR, the Treasury Rate, the CD Rate, the Federal Funds Rate, the Prime Rate, the CMT Rate, the Eleventh District Cost of Funds Rate or other rate formula, as adjusted by a spread or spread multiplier. Zero-Coupon Notes will be issued at a discount from the principal amount payable at Maturity thereof and holders of such Notes will not receive periodic payments of interest. Interest rates or interest rate indices are subject to change by the Company from time to time, but no such change will affect any Note already issued or as to which an offer to purchase has been accepted by the Company. See "Description of Medium-Term Notes" in this Prospectus Supplement and "Description of Debt Securities" in the Prospectus.

  Payment of principal of the Subordinated Notes may be accelerated only in case of the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration of the payment of principal of the Subordinated Notes upon a default in the payment of principal of or interest on such Notes or in the performance of any covenant of the Company contained in the Indenture (as hereinafer defined). See "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the Prospectus.

  The Notes will be issued in fully registered form and will be represented by a global security registered in the name of a nominee of The Depository Trust Company ("DTC"). Beneficial interests in Notes in book-entry form will be shown on, and transfers thereof will be effected only through, records maintained by DTC. Except as described in "Description of Medium-Term Notes-- Book-Entry Notes" in this Prospectus Supplement, owners of beneficial interests in Notes issued in book-entry form will not be entitled to physical delivery of Notes in certificated form and will not be considered the holders thereof.

  In addition to the offering of the Notes made hereby, the Company may offer other series of its Medium-Term Notes or other Debt Securities, and the sale of such Medium-Term Notes or other Debt Securities may reduce the amount of Notes that may be sold hereunder.

  The Notes are being offered on a continuous basis by the Company through one or more Agents. The Company may also sell Notes directly to investors and other purchasers on its own behalf in those jurisdictions where it is authorized to do so. The Notes will not be listed on any securities exchange, and there can be no assurance that the Notes offered by this Prospectus Supplement will be sold or that there will be a secondary market for the Notes. The Company reserves the right to withdraw, cancel or modify any offer to sell Notes without notice and may reject orders in whole or in part whether placed directly with the Company or through an Agent. An Agent will have the right, in its discretion reasonable exercised, to reject, in whole or in part, any offer to purchase Notes received by it on an agency basis. See "Plan of Distribution of Medium Term Notes" in this Prospectus Supplement.

  IN CONNECTION WITH AN OFFERING OF THE NOTES OF THE COMPANY PURCHASED BY ONE OR MORE AGENTS, AS PRINCIPAL, ON A FIXED OFFERING PRICE BASIS, EACH SUCH AGENT MAY OVERALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZATION, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
                               ----------------

                                  THE COMPANY

  The Bank of New York Company, Inc., a New York corporation, is a bank holding company subject to the Bank Holding Company Act of 1956, as amended. Its principal wholly-owned banking subsidiaries are The Bank of New York (the "Bank") and The Bank of New York (Delaware). The Company provides a complete range of banking and other financial services to corporations and individuals worldwide through its core businesses: Corporate Banking, Retail Banking, Securities and other Processing, Trust, Investment Management and Private Banking and Financial Market Services.

  The Bank, which was founded in 1784, was New York's first bank and is the oldest bank in the country still operating under its original name. The Bank is a state-chartered New York banking corporation and a member of the Federal Reserve System. The Bank conducts a national and international wholesale banking business and a retail banking business in the New York City, New Jersey and Connecticut areas, and provides a comprehensive range of corporate and personal trust, securities processing and investment services.

  The Bank of New York (Delaware) is a Delaware chartered, FDIC insured bank which is not a member of the Federal Reserve System. It provides selected banking services to corporations, primarily in the mid-Atlantic states.

  The Company has its principal offices at 48 Wall Street, New York, New York 10286 (telephone: 212-495-1784).

  The Company's principal assets and sources of income are its investments in its bank subsidiaries, and it is a legal entity separate and distinct from its banks and other subsidiaries. There are various legal limitations on the extent to which these banks and other subsidiaries can finance or otherwise supply funds to the Company and certain of its affiliates. See "Certain Regulatory Considerations."

                              RECENT DEVELOPMENTS

  In the fourth quarter of 1997, the Company adopted a new accounting principle, relating to the calculation of earnings per share ("EPS"), as set forth in a statement (SFAS No. 128) issued by the Financial Accounting Standards Board. Accordingly, the presentation of "primary" and "fully diluted" EPS in the Company's earnings statements is replaced with "basic" and "diluted" EPS. The effect of the new accounting pronouncement on the calculation of EPS is not material. On February 27, 1998, the Company filed a Current Report on Form 8-K restating certain data appearing in the Company's Annual Report of Form 10-K for the year ended December 31, 1996 to reflect the change in accounting principle.

  In addition to the sources listed under "Available Information" in the Prospectus, information with respect to the proxy statements, annual, quarterly and special reports, and other information which the Company files with the Securities and Exchange Commission ("SEC") is also available at the SEC's website at "http://www.sec.gov".

                       CERTAIN REGULATORY CONSIDERATIONS

DIVIDENDS

  The Bank is subject to dividend limitations under the Federal Reserve Act and the New York Banking Law. Under these statutes, prior regulatory approval is required for dividends in any year that would exceed the net profits of the bank declaring the dividend for such year combined with retained net profits for the prior two years. Also, the Bank is prohibited from paying a dividend in an amount greater than "undivided profits then on hand" less "bad debts" (generally loans six months or more past due).

  Under the first of these two standards, in 1998 the Bank could declare dividends of approximately $839 million plus net profits earned in 1998. As of December 31, 1997 the second standard was less restrictive than the first.

  In addition to these statutory tests, the Bank's primary federal regulator (the Federal Reserve Board), could prohibit a dividend if it determined that the payment would constitute an unsafe or unsound banking practice. The Federal Reserve Board has indicated that, generally, dividends should be paid by banks only to the extent of earnings from continuing operations.

  Consistent with its policy regarding bank holding companies serving as a source of financial strength for their subsidiary banks, the Federal Reserve Board has indicated that, as a matter of prudent banking, a bank holding company generally should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the bank holding company's capital needs, asset quality and overall financial condition. In the year ended December 31, 1997, the Company's net income available to common stockholders was $1,095 million and it paid common stock dividends totaling $373 million.

CAPITAL ADEQUACY

  The Federal bank regulators have adopted risk-based capital guidelines for bank holding companies and banks. The minimum ratio of qualifying total capital ("Total Capital") to risk-weighted assets (including certain off-balance sheet items) is 8%. At least half of the Total Capital is to be comprised of common stock, retained earnings, noncumulative perpetual preferred stock, minority interests, and, for bank holding companies, a limited amount of qualifying cumulative perpetual preferred stock, less most intangibles including goodwill ("Tier 1 Capital"). The remainder ("Tier 2 Capital") may consist of other preferred stock, certain other instruments, and limited amounts of subordinated debt and the loan and lease loss allowance.

  In addition, the Federal Reserve Board has established minimum Leverage Ratio (Tier 1 capital to average total assets) guidelines for bank holding companies and banks. The Federal Reserve Board's guidelines provide for a minimum Leverage Ratio of 3% for bank holding companies and banks that meet certain specified criteria, including those having the highest regulatory rating. All other banking organizations will be required to maintain a Leverage Ratio of at least 3% plus an additional cushion of 100 to 200 basis points. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. As of December 31, 1997 the Federal Reserve Board has not advised the Company of any specific minimum Leverage Ratio applicable to it.

  Federal banking agencies recently have issued regulations that modify existing rules related to capital ratios with respect to various areas of risk including interest rate exposure and other market risk. The Company does not believe that the aggregate impact of these modifications will have a significant impact on its capital position.

  Most banks and bank holding companies operate with capital ratios substantially above the regulatory minimums.

  Certain consolidated ratios of the Company are included in the Company's Current Report on Form 8-K dated January 20, 1998.

FDICIA

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") among other things, requires the federal banking regulators to take prompt corrective action in respect of FDIC-insured depository institutions (such as the Bank) that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized." A depository institution's capital tier will depend upon how its capital levels compare to various relevant capital measures and certain other factors, as established by regulation. Under applicable regulations, an FDIC-insured bank is defined to be well capitalized if it maintains a Leverage Ratio of at least 5%, a Tier 1 Capital Ratio (Tier 1 Capital to risk-weighted assets and certain off-balance sheet items) of at least 6% and a Total Capital Ratio of at least 10% and is not otherwise in a "troubled condition" as specified by its appropriate federal regulatory agency. A bank is generally considered to be adequately capitalized if it is not defined to be well capitalized but meets all of its minimum capital requirements, i.e., if it has a Total Capital Ratio of 8% or greater, a Tier 1 Capital Ratio of 4% or greater and a Leverage Ratio of 4% or greater. A bank will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it is significantly below such measure and critically undercapitalized if it maintains a level of tangible equity capital equal to or less than 2% of total assets. A bank may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

  FDICIA generally prohibits an FDIC-insured depository institution from making any capital distribution (including payment of dividends) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to restrictions on borrowing from the Federal Reserve. In addition, undercapitalized depository institutions are subject to growth limitations and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for an undercapitalized depository institution's capital restoration plan to be acceptable, its holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it became undercapitalized or the amount of the capital deficiency when the institution fails to comply with the plan. In the event of the parent holding company's bankruptcy, such guarantee would take priority over the parent's general unsecured creditors. If a depository institution fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized.

  Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets and cessation of receipt of deposits from correspondent banks. Critically undercapitalized depository institutions are subject to appointment of a receiver or conservator. A depositary institution that is not well capitalized is subject to certain limitations on brokered deposits.

  At December 31, 1997, the Bank was well capitalized. At December 31, 1997, the Bank had a Leverage Ratio of 7.42%, a risk-based Total Capital Ratio of 10.38% and a risk-based Tier 1 Capital Ratio of 7.70%.

INTERSTATE BANKING

  The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 ("IBBEA") permits bank holding companies, with Federal Reserve Board approval, to acquire banks located in states other than the bank holding company's home state without regard to whether the transaction is permitted under state law. In addition, IBBEA provides that national banks and state banks with different home states will be permitted to merge across state lines, with the approval of the appropriate federal banking agency, unless the home state of a participating bank passed legislation between the date of enactment of IBBEA and May 31, 1997 expressly prohibiting interstate mergers. Most states, including New York, New Jersey and Connecticut have not passed legislation prohibiting interstate mergers. A bank may also establish and operate a de novo branch in a state in which the bank does not maintain a branch if that state expressly permits de novo branching. Once a bank has established branches in a state through an interstate merger transaction, the bank may establish and acquire additional branches at any location in the state where any bank involved in the interstate merger transaction could have established or acquired branches under applicable federal or state law. A bank that has established a branch in a state through de novo branching may establish and acquire additional branches in such state in the same manner and to the same extent as a bank having a branch in such state as a result of an interstate merger.

TRANSACTIONS WITH AFFILIATES

  The Federal Reserve Act limits amounts of, and requires collateral on, extensions of credit by the Company's insured bank subsidiaries to the Company and, with certain exceptions, its nonbank affiliates; also, there are restrictions on the amounts of investment by such banks in stock and other securities of the Company and such affiliates, and restrictions on the acceptance of their securities as collateral for loans by such banks. Extensions of credit by insured bank subsidiaries to each of the Company and such affiliates are limited to 10% of such bank subsidiary's capital and surplus, and in the aggregate for the Company and all such affiliates to 20%.

PROPOSED LEGISLATION

  Various bills have been introduced into the United States Congress that would revise the current limitations on affiliations between banks and securities companies, insurance companies and (generally to a limited extent) other companies. Other proposals to change the laws and regulations governing the banking industry are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. The Company cannot determine the ultimate effect that potential legislation, if enacted, or implementing regulations, would have upon its financial condition or results of operations.


               CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

  The Company's ratios of earnings to fixed charges for the years ended December 31, 1997 and December 31, 1996 were 5.12 and 4.30, respectively, excluding interest on deposits and 2.06 and 2.00 respectively, including interest on deposits.

                       DESCRIPTION OF MEDIUM-TERM NOTES

  The following description of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the description of the general terms and provisions of the Debt Securities (as defined in the Prospectus) set forth under the heading "Description of Debt Securities" in the Prospectus, to which description reference is hereby made. The following description will apply to each Note unless otherwise specified in the applicable Pricing Supplement. Certain terms not defined in this Prospectus Supplement are defined in the Prospectus.

GENERAL

  The Notes will be either Senior Notes or Subordinated Notes (referred to in the accompanying Prospectus as the "Senior Debt Securities" and the "Subordinated Debt Securities," respectively). The Senior Notes and the Subordinated Notes will each constitute a single series to be issued under an

Indenture dated as of October 1, 1993 (the "Indenture"), between the Company and Chase Manhattan Trust Company, as Successor Trustee (the "Trustee"). At the date hereof, the maximum aggregate amount of Notes authorized for issuance is $600,000,000. This Prospectus Supplement, together with the Prospectus and any Pricing Supplement, may be used in connection with the offer and sale of Notes in an aggregate initial public offering price of up to $600,000,000, subject to reduction as a result of future sales of the Company's other securities. The foregoing limit may be increased by the Company if in the future it determines it may wish to sell additional Notes.

  The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued in one or more series up to the aggregate principal amount that may be authorized from time to time by the Company. Debt Securities of any series need not all be issued at the same time, and a series may be reopened either for issuances of additional Debt Securities of such series or to establish additional terms of such series. The Company may concurrently offer other series of its Senior or Subordinated Medium-Term Notes having different interest rates and variable terms and such offers may depend upon the aggregate principal amount subject to purchase in any single transaction.

  The Senior Notes will be unsecured and will rank pari passu with other unsubordinated indebtedness of the Company. The Subordinated Notes will be unsecured and subordinated to Senior Indebtedness of the Company as described in the accompanying Prospectus under the heading "Description of Debt Securities--Subordination of Subordinated Debt Securities."

  Indebtedness of the Company senior to the Subordinated Notes, at December 31, 1997, totalled approximately $2.1 billion. The Indenture does not limit or prohibit the incurrence of additional Senior Indebtedness. See "Description of Debt Securities--Subordination of Subordinated Debt Securities" in the Prospectus.

  Payment of principal of the Subordinated Notes may be accelerated only in case of the bankruptcy, insolvency or reorganization of the Company. There is no right of acceleration of the payment of principal of the Subordinated Notes upon a default in the payment of principal of or interest on such Notes or in the performance of any covenant of the Company contained in the Indenture. See "Description of Debt Securities--Defaults--The Subordinated Indenture" in the Prospectus.

  The Notes will be offered on a continuous basis and will mature on any day nine months or longer from the date of issue, as agreed to by the purchaser and the Company.

  Unless otherwise indicated in the Pricing Supplement, the Notes will bear interest at a fixed rate, or at floating rates determined by reference to an interest rate index or formula which will be set forth in the applicable Pricing Supplement, or any combination of fixed and floating rates until the principal thereof is paid or made available for payment. See "Fixed Rates Notes" and "Floating Rate Notes" below. Notes may be issued as discounted securities (bearing no interest ("Zero-Coupon Notes") or interest at rates which at the time of issuance are below market rates), at prices below their stated principal amounts, which securities will provide that upon redemption or acceleration of the maturity thereof amounts less than the principal amounts thereof shall become due and payable, or as other Notes which for United States Federal income tax purposes would be considered to have original issue discount ("Original Issue Discount Notes"). See "United States Taxation" in this Prospectus Supplement.

  Unless otherwise specified in the applicable Pricing Supplement, if the principal of any Original Issue Discount Note is declared to be due and payable immediately as described in the accompanying Prospectus under "Description of Debt Securities--Subordination of Subordinated Debt Securities", the amount of principal due and payable with respect to such Note shall be its Amortized Face Amount (as hereinafter defined). See "Optional Redemption and Optional Repayment" below.

  Interest, if any, will be payable as specified under "Fixed Rate Notes" and "Floating Rate Notes" below. Interest payable and punctually paid or duly provided for on any date on which interest is payable (an "Interest Payment Date") and on the stated maturity date (or New Maturity Date or Extended Maturity Date, each as hereafter defined) or upon earlier redemption or repayment (such stated maturity date, New Maturity Date, Extended Maturity Date or date of redemption or repayment, as the case may be, being collectively hereinafter referred to as the "Maturity Date"), or on a later date on which payment may be made hereunder in respect of such Interest Payment Date, will be paid to the person in whose name a Note is registered at the close of business on the Regular Record Date (as hereinafter defined) next preceding such Interest Payment Date; provided, however, that the first payment of interest on any Note with an Original Issue Date (as set forth in the Pricing Supplement) between a Regular Record Date and an Interest Payment Date or on an Interest Payment Date will be made on an Interest Payment Date following the next succeeding Regular Record Date to the registered holder on such next succeeding Regular Record Date; provided, further, that interest payable at maturity or upon earlier redemption or repayment will be payable to the person to whom principal shall be payable.

  The Notes will be denominated in U.S. dollars and payments of principal of and interest on the Notes will be made in U.S. dollars, except as may otherwise be provided in an applicable Pricing Supplement and Multi-Currency Prospectus Supplement. Except as provided in the applicable Pricing Supplement, the authorized denominations of the Notes denominated in U.S. dollars will be U.S. $1,000 and integral multiples of U.S. $1,000 in excess thereof.

  The Company will pay any administrative costs imposed by banks in connection with transmitting payments of principal, interest or premium, by wire transfer, but any tax, assessment or governmental charge imposed upon payments will be borne by owners of beneficial interests in Notes issued in book-entry form in respect of which payments are made.

  All references herein to "registered holders" or "holders" will be to DTC or its nominee and not to owners of beneficial interests in such Notes, except as otherwise provided. See "Book-Entry Notes" below.

BOOK-ENTRY NOTES

  Unless otherwise specified in the applicable Pricing Supplement, the Notes will be represented by one or more permanent global Notes (collectively, the "Global Note") registered in the name of a nominee of The Depository Trust Company, as Depositary under the Indenture ("DTC"). The provisions set forth under "Description of Securities--Permanent Global Debt Securities" in the Prospectus will be applicable to the Notes. Accordingly, beneficial interests in the Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in the Global Note will not be entitled to receive Notes in definitive form and will not be considered Holders of Notes unless (i) DTC notifies the Company in writing that it is no longer willing or able to act as a depositary or if DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form or (iii) any event shall have happened and be continuing which, after notice or lapse of time, or both, would constitute an Event of Default with respect to the Notes. In such circumstances, upon surrender by DTC or a successor depositary of the Global Note, Notes in definitive form will be issued to each person that DTC or a successor depositary identifies as the beneficial owner of the related Notes. Upon such issuance, the Trustee is required to register such Notes in the name of, and cause the same to be delivered to, such person or persons (or the nominee thereof). Such Notes would be issued in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof.

  DTC has advised the Company and the Agent as follows: DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (including the Agent), banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC agrees with and represents to its participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law.

  Principal and interest payments on the Notes registered in the name of DTC's nominee will be made to DTC's nominee as the registered owner of the Global Note. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes are registered as the owners of such Notes for the purpose of receiving payment of principal and interest on such Notes and for all other purposes whatsoever. Therefore, neither the Company, the Trustee nor any paying agent has any direct responsibility or liability for the payment of principal or interest on the Notes to owners of beneficial interests in the Global Note. DTC has advised the Company and the Trustee that its current practice is to credit the accounts of the participants with payments of principal and interest on the date payable in amounts proportionate to their respective holdings in principal amount of beneficial interests in the Global Note as shown in the records of DTC, unless DTC has reason to believe that it will not receive payment on such date. DTC's current practice is to credit such accounts, as to interest, in next-day funds and, as to principal, in same-day funds. Payments by participants and indirect participants to owners of beneficial interests in the Global Note will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name" and will be the responsibility of the participants or indirect participants.

PAYING AGENT, REGISTRAR AND TRANSFER AGENT

  The initial Paying Agent, Registrar and Transfer Agent is the Bank, acting through its principal corporate trust offices in The City of New York. The Company reserves the right at any time to vary or terminate the appointment of the Paying Agent, Registrar and the Transfer Agent and to appoint additional Paying Agents, Registrars and Transfer Agents and to approve any change in the office through which the Paying Agent, Registrar or Transfer Agent acts, provided that, so long as any Notes remain outstanding, there will at all times be a Paying Agent in The City of New York and the Company will maintain in The City of New York one or more offices or agencies where Notes may be presented for registration of transfer and exchange.

OPTIONAL REDEMPTION AND OPTIONAL REPAYMENT

  If set forth in the applicable Pricing Supplement, the Notes will be subject to redemption by the Company on and after the initial redemption date fixed at the time of sale (the "Initial Redemption Date"). If no Initial Redemption Date is indicated with respect to a Note, such Note will not be redeemable prior to the stated maturity date. On and after the Initial Redemption Date with respect to any Note, such Note will be redeemable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000) at the option of the Company at a redemption price (the "Redemption Price") determined in accordance with the following paragraph, together with interest thereon payable to the date of redemption, on notice given to a holder of a Note not less than 30 nor more than 60 days prior to the date of redemption.

  The Redemption Price for each Note subject to redemption may initially be equal to a certain premium (the "Initial Redemption Percentage") in excess of 100% of the principal amount of such Note to be redeemed, which may decline at each anniversary of the Initial Redemption Date with respect to such Note by a percentage (the "Annual Redemption Percentage Reduction") of the principal amount to be redeemed until the Redemption Price equals 100% of such principal amount to be redeemed until the Redemption Price equals 100% of such principal amount. Any Initial Redemption Percentage and any Annual Redemption Percentage Reduction with respect to each Note subject to redemption prior to the stated maturity date will be fixed at the time of sale and set forth in the applicable Pricing Supplement and in the applicable Note.

  If set forth in the applicable Pricing Supplement, the Notes will be subject to repayment at the option of the holders thereof in accordance with the terms of the Notes on their respective optional repayment dates fixed at the time of sale (each, an "Optional Repayment Date"). If no Optional Repayment Date is indicated with respect to a Note, such Note will not be repayable at the option of the holder thereof prior to the stated maturity date. On any Optional Repayment Date with respect to any Note, such Note will be repayable in whole or in part in increments of $1,000 (provided that any remaining principal amount of such Note shall be at least $1,000) at the option of such holder at a price equal to 100% of the principal amount to be repaid, together with interest thereon accrued to the date of repayment, on notice of the Paying Agent, given not less than 30 nor more than 60 days prior to the Optional Repayment Date.

  While the Notes are represented by the Global Note and registered in the name of DTC or its nominee, the option for repayment may be exercised by a DTC Participant, on behalf of the beneficial owners of the Global Note, by delivering a written notice to the Paying Agent at its corporate trust office (or such other address of which the Company shall from time to time notify the Holders), not less than 30 nor more than 60 days prior to the date of repayment. Notices of elections from DTC Participants on behalf of beneficial owners of the Global Note to exercise their option to have such Book-Entry Notes repaid must be received by the Paying Agent by 5:00 P.M., New York City time, on the last day for giving such notice. In order to ensure that a notice is received by the Paying Agent on a particular day, the beneficial owner of the Global Note must direct its DTC Participant before such DTC Participant's deadline for accepting instructions for that day. Different DTC Participants may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of the Global Note should consult the DTC Participant through which they own their interest therein for the respective deadlines for such DTC Participant. All notices shall be executed by a duly authorized officer of such DTC Participant (with signature guaranteed) and shall be irrevocable. In addition, beneficial owners of the Global Note shall effect delivery by causing the applicable DTC Participant to transfer such beneficial owner's interest in the Global Note, on DTC's records, to the Paying Agent. See "Book-Entry Notes" in this Prospectus Supplement.

  If applicable, the Company will comply with the requirements of Rule 14a-1 under the Securities Exchange Act of 1934, as amended, and any other securities laws or regulations in connection with any such repayment.

  The Company may at any time purchase Notes at any price or prices in the open market or otherwise. Notes so purchased by the Company may be held or resold or, at the discretion of the Company, may be surrendered to the Trustee for cancellation.

  Notwithstanding anything in this Prospectus Supplement to the contrary, if a
Note is an Original Issue Discount Note, the amount payable on such Note in the event of redemption or repayment prior to the stated maturity date shall be the Amortized Face Amount of such Note as of the date of redemption or the date of repayment, as the case may be. The "Amortized Face Amount" of an Original Issue Discount Note shall be the amount equal to (i) the issue price set forth in the applicable

Pricing Supplement plus (ii) that portion of the difference between the issue price and the principal amount of such Note that has accrued at the yield to maturity (computed in accordance with generally accepted United States bond yield computation principles) by such date of redemption or repayment, as calculated by the Calculation Agent (as hereinafter defined), but in no event shall the Amortized Face Amount of an Original Issue Discount Note exceed its principal amount.

FIXED RATE NOTES

  Each Fixed Rate Note will bear interest from the Original Issue Date at the rate per annum stated on the face thereof (which may be zero), except as described below under "--Extendible Notes", until the principal amount thereof is paid or duly made available for payment. Unless otherwise provided in the applicable Pricing Supplement, interest on Fixed Rate Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Unless otherwise specified in the applicable Pricing Supplement, interest on Fixed Rate Notes will be payable on the 15th day of each month during the term of the Notes (each an "Interest Payment Date") and on the Maturity Date. Unless otherwise provided in the applicable Pricing Supplement, the "Regular Record Date" for Fixed Rate Notes will be the first day of each month or if the Interest Payment Dates are other than the 15th day of the month, the calendar day fifteen days preceding each Interest Payment Date whether or not such day is a Business Day (as hereinafter defined). If any Interest Payment Date or the Maturity Date on a Fixed Rate Note falls on a day that is not a Business Day, the payment shall be made on the next succeeding day that is a Business Day as if it were made on the date such payment was due and no additional interest will accrue on the amount so payable for the period from and after such Interest Payment Date or the Maturity Date, as the case may be. Interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be.

FLOATING RATE NOTES

  Each Floating Rate Note will bear interest from its Original Issue Date at the rates determined as described below, except as described below under "-- Extendible Notes," until the principal amount thereof is paid or duly made available for payment. Unless otherwise specified in the applicable Pricing Supplement, interest on each Floating Rate Note will be determined by reference to an interest rate basis or bases (the "Base Rate"), which may be
(i) the CD Rate (a "CD Rate Note"), (ii) the Commercial Paper Rate (a "Commercial Paper Rate Note"), (iii) LIBOR (a "LIBOR Note"), (iv) the Federal Funds Rate (a "Federal Funds Rate Note"), (v) the Prime Rate (a "Prime Rate Note"), (vi) the Treasury Rate (a "Treasury Rate Note"), (vii) the CMT Rate (a "CMT Rate Note"), (viii) the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Note"), or (ix) such other Base Rate or Rates as may be set forth in the applicable Pricing Supplement and in such Note.

  The interest rate borne by the Floating Rate Notes will be determined as follows:

    (i) Unless such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note" or an "Inverse Floating Rate Note," or as having an Addendum attached or having "Other Provisions" apply, in each case relating to a different interest rate formula, such Floating Rate Note will be designated as a "Regular Floating Rate Note" and, except as described below or in the applicable Pricing Supplement, will bear interest at the rate determined by reference to the applicable Base Rate or Rates (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the initial Interest Reset Date, the rate at which interest on such Regular Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the initial Interest Reset Date will be the Initial Interest Rate.

    (ii) If such Floating Rate Note is designated as a "Floating Rate/Fixed Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the rate determined by reference to the applicable Base Rate or Rates (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any. Commencing on the initial Interest Reset Date, the rate at which interest on such Floating Rate/Fixed Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that (x) the interest rate in effect for the period, if any, from the date of issue to the Initial Interest Reset Date will be the initial Interest Rate and (y) the interest rate in effect for the period commencing on the Fixed Rate Commencement Date to the Stated Maturity shall be the Fixed Interest Rate, if such rate is specified in the applicable Pricing Supplement or, if no such Fixed Interest Rate is specified, the interest rate in effect thereon on the day immediately preceding the Fixed Rate Commencement Date.

    (iii) If such Floating Rate Note is designated as an "Inverse Floating Rate Note," then, except as described below or in the applicable Pricing Supplement, such Floating Rate Note will bear interest at the Fixed Interest Rate minus the rate determined by reference to the applicable Base Rate or Rates (a) plus or minus the applicable Spread, if any, and/or (b) multiplied by the applicable Spread Multiplier, if any; provided, however, that, unless otherwise specified in the applicable Pricing Supplement, the interest rate thereon will not be less than zero. Commencing on the initial Interest Reset Date, the rate at which interest on such Inverse Floating Rate Note shall be payable shall be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period, if any, from the date of issue to the initial Interest Reset Date will be the Initial Interest Rate.

  The "Spread" is the number of basis points to be added to or subtracted from the related Base Rate or Rates applicable to such Floating Rate Note. The "Spread Multiplier" is the percentage of the related Base Rate or Rates applicable to such Floating Rate Note by which such Base Rate or Rates will be multiplied to determine the applicable interest rate on such Floating Rate Note. The "Index Maturity" is the period to maturity of the instrument or obligation with respect to which the related Base Rate or Rates will be calculated. The Spread, Spread Multiplier, Index Maturity and other variable terms of the Floating Rate Notes are subject to change by the Company from time to time, but, except as described below under "Description of Notes-- Extendible Notes," no such change will affect any Floating Rate Note previously issued or as to which an offer to purchase has been accepted by the Company.

  The applicable Pricing Supplement will specify for each Floating Rate Note the following terms: whether such Floating Rate Note is a "Regular Floating Rate Note," a "Floating Rate /Fixed Rate Note," or an "Inverse Floating Rate Note," the Fixed Rate Commencement Date, if any, Fixed Interest Rate, if any, Original Issue Date, Base Rate or Rates, Initial Interest Rate (as hereinafter defined), Interest Payment Period (as hereinafter defined), Interest Reset Date (as hereinafter defined), Interest Reset Period (as hereinafter defined), Interest Payment Dates, Index Maturity, Maturity Date, Maximum Interest Rate (as hereinafter defined) and /or Minimum Interest Rate (as hereinafter defined), if any, Spread and/or Spread Multiplier, if any, Renewal Date (as hereinafter defined), if any, if an Extendible Note, the Initial Maturity Date and Final Maturity Date (as such terms are hereinafter defined), Initial Redemption Date, if any, Initial Redemption Percentage, if any, Annual Redemption Percentage Reduction, if any, defeasance provisions, if any, and Optional Repayment Dates, if any. If one or more of the applicable Base Rates is LIBOR or the CMT Rate, the applicable Pricing Supplement will also specify the Designated LIBOR Page or the Designated CMT Maturity Index and the Designated CMT Telerate Page, respectively, as such terms are defined below. Unless otherwise specified in the applicable Pricing Supplement, the "Regular Record Date" for Floating Rate Notes with respect to any Interest Payment Date will be the fifteenth calendar day, whether or not a Business Day, prior to such Interest Payment Date.

  As specified in the applicable Pricing Supplement, a Floating Rate Note may also have either or both of the following (in each case expressed as a rate per annum on a simple interest basis): (i) a maximum rate at which interest may accrue during any interest period ("Maximum Interest Rate") and (ii) a minimum rate at which interest may accrue during any interest period ("Minimum Interest Rate"). In addition to any such Maximum Interest Rate, the interest rate on a Floating Rate Note will in no event be higher than the maximum rate permitted by applicable law, as the same may be modified by United States law of general application. Under current New York law, the maximum rate of interest (for any loan in the amount of $250,000 or more) is 25% per annum on a simple interest basis. This limit may not apply to Notes in which $2,500,000 or more has been invested.

  The Company will appoint an agent (a "Calculation Agent") to calculate interest rates on Floating Rate Notes. The Bank will serve as Calculation Agent unless otherwise specified in the applicable Pricing Supplement.

  The interest rate on each Floating Rate Note will be reset daily, weekly, monthly, quarterly, semi-annually or annually (such period being the "Interest Reset Period" for such Note and the first day of each Interest Reset Period being an "Interest Reset Date"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, the Interest Reset Dates will be (i) in the case of Floating Rate Notes that reset daily, each Business Day; (ii) in the case of Floating Rate Notes (other than Treasury Rate Notes) that reset weekly, Wednesday of each week; (iii) in the case of Treasury Rate Notes that reset weekly, Tuesday of each week; (iv) in the case of Floating Rate Notes that reset monthly, the third Wednesday of each month; (v) in the case of Floating Rate Notes that reset quarterly, the third Wednesday of March, June, September and December of each year; (vi) in the case of Floating Rate Notes that reset semi-annually, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; and (vii) in the case of Floating Rate Notes that reset annually, the third Wednesday of one month of each year specified in the applicable Pricing Supplement; provided, however, that with respect to Floating Rate/Fixed Rate Notes, the rate of interest thereon will not reset after the applicable Fixed Rate Commencement Date. If an Interest Reset Date for any Floating Rate Note would otherwise be a day that is not a Business Day, such Interest Reset Date will be postponed to the next succeeding Business Day, except that in the case of a LIBOR Note, if the next succeeding Business Day is in the next succeeding calendar month, such Interest Reset Date will be the next preceding Business Day. If a Treasury bill auction (as described below) will be held on any day that would otherwise be an Interest Reset Date for a Treasury Rate Note, then such Interest Reset Date will instead be the Business Day following such auction date. Unless otherwise specified in the applicable Pricing Supplement, "Business Day" means any day other than a Saturday, Sunday, legal holiday or other day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close; provided, that, with respect to Notes as to which LIBOR is an applicable Interest Rate Basis, such day is also a London Banking Day. "London Banking Day" means a day on which dealings in the applicable LIBOR Currency are transacted in the London interbank market.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note during an Interest Reset Period will be the rate determined on the "Calculation Date" by reference to the "Interest Determination Date." Unless otherwise provided in the applicable Pricing Supplement, the Interest Determination Date for a CD Rate Note, Commercial Paper Rate Note, Federal Funds Rate Note, Prime Rate Note or CMT Rate Note will be the second Business Day preceding the applicable Interest Reset Date; the Interest Determination Date for a LIBOR Note will be the second London Banking Day preceding the applicable Interest Reset Date; the Interest Determination Date for an Eleventh District Cost of Funds Rate Note will be the last Business Day of the month immediately preceding the applicable Interest Reset Date in which the Federal Home Loan Bank (the "FHLB") of San Francisco publishes the Index (as hereinafter defined); and the Interest

Determination Date for a Treasury Rate Note will be the day of the week in which the applicable Interest Reset Date falls on which Treasury bills of the Index Maturity specified on the face of such Treasury Rate Note are auctioned. Treasury bills are normally sold at auction on Monday of each week. If such day is a legal holiday, the auction is normally held on the following Tuesday, except that such auction may be held on the preceding Friday. If, as the result of a legal holiday, an auction is so held on the preceding Friday, such Friday will be the Interest Determination Date with respect to the Interest Reset Date for a Treasury Note occurring in the succeeding week. The "Interest Determination Date" pertaining to a Floating Rate Note the interest rate of which is determined by reference to two or more Base Rates will be the second Business Day next preceding the applicable Interest Reset Date for such Floating Rate Note on which each Base Rate is determinable. Each Base Rate will be determined as of such date, and the applicable interest rate will take effect on the applicable Interest Reset Date. Unless otherwise specified in the applicable Pricing Supplement, the "Calculation Date" pertaining to any Interest Determination Date shall be the earlier of (i) the tenth calendar day after such Interest Determination Date or, if such day is not a Business Day, the next succeeding Business Day, or (ii) the Business Day next preceding the applicable Interest Payment Date or Maturity Date, as the case may be.

  Unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect with respect to a Floating Rate Note on each day that is not an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to the immediately preceding Interest Reset Date, and the interest rate in effect on any day that is an Interest Reset Date will be the interest rate determined as of the Interest Determination Date pertaining to such Interest Reset Date, subject in either case to any Maximum or Minimum Interest Rate limitation referred to above; provided, however, that the interest rate in effect with respect to a Floating Rate Note for the period from the Original Issue Date to the initial Interest Reset Date (the "Initial Interest Rate") will be specified in the applicable Pricing Supplement, if available, and, unless otherwise specified in the applicable Pricing Supplement, the interest rate in effect for the ten calendar days immediately prior to the Maturity Date (with respect to any amount to be redeemed or repaid) will be the interest rate in effect on the tenth calendar day preceding such Maturity Date. The interest rate on a Floating Rate Note for the initial Interest Reset Period (as hereinafter defined) and for the final Interest Reset Period may be based upon a different Index Maturity and therefore may result in a different interest rate for either or both of such Interest Reset Periods, as set forth in the applicable Pricing Supplement.

  Interest on each Floating Rate Note will be payable monthly, quarterly, semi-annually or annually (the "Interest Payment Period"), as specified in the applicable Pricing Supplement. Unless otherwise specified in the applicable Pricing Supplement and except as provided below, the date or dates on which interest will be payable (each an "Interest Payment Date") will be (i) in the case of Floating Rate Notes with a monthly Interest Payment Period, the third Wednesday of each month; (ii) in the case of Floating Rate Notes with a quarterly Interest Payment Period, the third Wednesday of March, June, September and December of each year; (iii) in the case of Floating Rate Notes with a semi-annual Interest Payment Period, the third Wednesday of each of two months of each year specified in the applicable Pricing Supplement; (iv) in the case of Floating Rate Notes with an annual Interest Payment Period, the third Wednesday of one month of each year specified in the applicable Pricing Supplement; and (v) in each case, on the Maturity Date.

  Interest payments will be in the amount of interest accrued from and including the next preceding Interest Payment Date in respect of which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to but excluding the Interest Payment Date or the Maturity Date, as the case may be. However, in the case of Floating Rate Notes on which the interest rate is reset daily or weekly, unless otherwise specified in the applicable Pricing Supplement, interest payments on each Interest Payment Date will be in the amount of interest accrued from but excluding the Regular Record Date through which interest has been paid or duly provided for (or from and including the Original Issue Date if no interest has been paid or duly provided for with respect to such Note) to and including the Regular Record Date next preceding the applicable Interest Payment Date, except that the interest payment due on the Maturity Date will include interest accrued to but excluding such date.

  If any Interest Payment Date (other than the Maturity Date) for any Floating Rate Note would fall on a day that is not a Business Day with respect to such Note, such Interest Payment Date will be the following day that is a Business Day with respect to such Note, except that, in the case of a LIBOR Note, if such Business Day is in the next succeeding calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day with respect to such LIBOR Note. If the Maturity Date of any Floating Rate Note falls on a day that is not a Business Day, the payment of principal (and premium, if any) or interest may be made on the next succeeding Business Day as if it were made on the date such payment was due, and no additional interest will accrue on the amount so payable for the period from and after the Maturity Date.

  Unless otherwise specified in the applicable Pricing Supplement, accrued interest on any Floating Rate Note will be calculated by multiplying the principal amount of such Note by an accrued interest factor. Such accrued interest factor will be computed by adding the interest factor calculated for each day from and including the Original Issue Date, or from but excluding the last date to which interest has been paid, as the case may be, to and including the date for which accrued interest is being calculated. Unless otherwise specified in the applicable Pricing Supplement, the interest factor (expressed as a decimal) for each such day shall be computed by dividing the interest rate in effect on such day by (i) the actual number of days in the year, in the case of Treasury Rate Notes or CMT Rate Notes, and (ii) 360, in the case of other Floating Rate Notes. Unless otherwise specified in the applicable Pricing Supplement, all percentages resulting from any calculation on Floating Rate Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward (e.g., 9.876545% (or .09876545) would be rounded to 9.87655% (or
 .0987655)), and all dollar amounts used in or resulting from such calculation on Floating Rate Notes will be rounded to the nearest cent (with one-half cent being rounded upward).

  Upon the request of the beneficial holder of any Floating Rate Note, the Calculation Agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to such Floating Rate Note. The Calculation Agent will also make certain calculations, specified below, on or prior to the Calculation Date.

  The interest rate that will become effective on each subsequent Interest Reset Date will be determined by the Calculation Agent (calculated with reference to the Base Rate or Rates and the Spread and/or Spread Multiplier, if any, specified in the applicable Pricing Supplement) as follows (such determination, in the absence of manifest error, to be binding upon all parties).

CD RATE

  Unless otherwise specified in the applicable Pricing Supplement, "CD Rate" means, with respect to an Interest Determination Date relating to a CD Rate Note (the "CD Rate Interest Determination Date"), the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit having the Index Maturity specified in the applicable Pricing Supplement, as such rate is published by the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") in "Statistical Release H.15(519), Selected Interest Rates," or any successor publication of the Federal Reserve Board ("H.15(519)"), under the heading "CDs (Secondary Market)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CD Rate Interest Determination Date, the CD Rate will be the rate on such CD Rate Interest Determination Date for negotiable certificates of deposit of the Index Maturity specified in the applicable Pricing Supplement, as published by the Federal Reserve Bank of New York in its daily statistical release "Composite 3:30 P.M. Quotations for U.S. Government Securities" ("Composite Quotations") under the heading "Certificates of Deposit." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the CD Rate for such CD Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the secondary market offered rates as of 10:00 a.m., New York City time, on such CD Rate Interest Determination Date, of three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York selected by the Calculation Agent for negotiable certificates of deposit in denominations of $5,000,000 of major United States money center banks with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement. However, if such dealers are not so quoting such rates, the CD Rate for such CD Rate Interest Determination Date will be the CD Rate then in effect on such CD Rate Interest Determination Date.

COMMERCIAL PAPER RATE

  Unless otherwise specified in the applicable Pricing Supplement, "Commercial Paper Rate" means, with respect to an Interest Determination Date relating to a Commercial Paper Note (a "Commercial Paper Rate Interest Determination Date"), the Money Market Yield (as hereinafter defined) of the rate on such Commercial Paper Rate Interest Determination Date for commercial paper having the Index Maturity specified in the applicable Pricing Supplement as published in H.15(519) under the caption "Commercial Paper--Non Financial." If such rate is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Commercial Paper Rate Interest Determination Date, the Commercial Paper Rate will be the Money Market Yield on such Commercial Paper Rate Interest Determination Date of the rate for commercial paper of the Index Maturity specified in the applicable Pricing Supplement as published in Composite Quotations under the heading "Commercial Paper." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be calculated by the Calculation Agent and will be the Money Market Yield of the arithmetic mean of the offered rates, as of 11:00 a.m., New York City time, on such Commercial Paper Rate Interest Determination Date of three leading dealers of commercial paper in The City of New York (which may include the Calculation Agent or its affiliates) selected by the Calculation Agent for commercial paper of the Index Maturity specified in the applicable Pricing Supplement placed for an industrial issuer whose bond rating is "AA" or the equivalent by a nationally recognized securities rating agency. However, if such dealers are not so quoting such rates, the Commercial Paper Rate for such Commercial Paper Rate Interest Determination Date will be the Commercial Paper Rate then in effect on such Commercial Paper Rate Interest Determination Date.

  "Money Market Yield" will be a yield calculated in accordance with the following formula:

                   Money Market Yield  =    D x 360   x 100
                                          -----------
                                          360-(D x M)

where "D" refers to the applicable per annum rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

LIBOR

  Unless otherwise specified in the applicable Pricing Supplement, "LIBOR" means the rate determined by the Calculation Agent in accordance with the following provisions:

    (i) With respect to an Interest Determination Date relating to a LIBOR Note (a "LIBOR Interest Determination Date"), LIBOR will be "LIBOR Telerate" unless "LIBOR Reuters" is specified in the applicable Pricing Supplement. "LIBOR Telerate" is the rate for deposits in the LIBOR Currency (as defined below) having the Index Maturity designated in the applicable Pricing Supplement that appears on the Designated LIBOR Page (as defined below) specified in the applicable Pricing Supplement as of 11:00 a.m. London time, on that LIBOR Interest Determination Date. "LIBOR Reuters" is that rate which is the arithmetic mean of the offered rates (unless the specified Designated LIBOR Page by its terms provides only for a single rate, in which case such single rate shall be used) for deposits in the LIBOR Currency having the Index Maturity designated in the applicable Pricing Supplement that appear on the Designated LIBOR Page specified in the applicable Pricing Supplement as of 11:00 a.m. London time, on that LIBOR Interest Determination Date, if at least two such offered rates appear (unless, as aforesaid, only a single rate is required) on such Designated LIBOR Page. If LIBOR cannot be determined under this clause (i), LIBOR in respect of the related LIBOR Interest Determination Date will be determined as if the parties had specified the rate described in clause
  (ii) below.

    (ii) With respect to a LIBOR Interest Determination Date on which the applicable LIBOR rate cannot be determined under clause (i) above, the Calculation Agent will request the principal London offices of each of four major reference banks in the London interbank market, as selected by the Calculation Agent, to provide the Calculation Agent with its offered quotation for deposits in the LIBOR Currency for the period of the Index Maturity designated in the applicable Pricing Supplement to prime banks in the London interbank market commencing on the applicable Interest Reset Date at approximately 11:00 a.m., London time, on such LIBOR Interest Determination Date and in a principal amount that is representative for a single transaction in such LIBOR Currency in such market at such time. If at least two such quotations are provided, LIBOR determined on such LIBOR Interest Determination Date will be the arithmetic mean of such quotations. If fewer than two such quotations are provided, LIBOR for such LIBOR Interest Determination Date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m. (or such other time specified in the applicable Pricing Supplement), in the applicable Principal Financial Center (as defined below), on such LIBOR Interest Determination Date by three major banks in such Principal Financial Center selected by the Calculation Agent for loans in the LIBOR Currency to leading European banks, having the Index Maturity designated in the applicable Pricing Supplement commencing on the applicable Interest Reset Date and in a principal amount that is representative for a single transaction in such LIBOR Currency in such market at such time; provided, however, that if the banks so selected by the Calculation Agent are not quoting as mentioned in this sentence, LIBOR determined on such LIBOR Interest Determination Date will be LIBOR then in effect on such LIBOR Interest Determination Date.

  "LIBOR Currency" means the currency (including composite currencies) specified in the applicable Pricing Supplement as the currency for which LIBOR shall be calculated. If no such currency is specified in the applicable Pricing Supplement, the LIBOR Currency shall be U.S. dollars.

  "Designated LIBOR Page" means either (a) if "LIBOR Telerate" is designated in the applicable Pricing Supplement, the display on the Dow Jones Telerate Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency, or (b) if "LIBOR Reuters" is designated in the applicable Pricing Supplement, the display on the Reuters Monitor Money Rates Service for the purpose of displaying the London interbank offered rates of major banks for the applicable LIBOR Currency. If neither LIBOR Telerate nor LIBOR Reuters is specified in the applicable Pricing Supplement, LIBOR for the applicable LIBOR Currency will be determined as if LIBOR Telerate (and, if the U.S. dollar is the LIBOR Currency, Page 3750) had been specified.

  "Principal Financial Center" will generally be the capital city of the country of the specified LIBOR Currency, except that with respect to U.S. dollars, Australian dollars, Canadian dollars, Deutsche marks, Italian lire, Swiss francs and ECUs, the Principal Financial Center shall be The City of New York, Sydney, Toronto, Frankfurt, Milan, Zurich and Luxembourg, respectively.

FEDERAL FUNDS RATE

  Unless otherwise specified in the applicable Pricing Supplement, "Federal Funds Rate" means, with respect to an Interest Determination Date relating to a Federal Funds Rate Note (a "Federal Funds Rate Interest Determination Date"), the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in H.15(519) under the heading "Federal Funds (Effective)." If H.15(519) is not so published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Federal Funds Rate Interest Determination Date, the Federal Funds Rate will be the rate on such Federal Funds Rate Interest Determination Date for Federal Funds as published in Composite Quotations under the heading "Federal Funds/Effective Rate." If by 3:00 p.m., New York City time, on such Calculation Date such rate is not yet published in Composite Quotations, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be calculated by the Calculation Agent and will be the arithmetic mean of the rates for the last transaction in overnight Federal Funds as of 9:00 a.m., New York City time, on such Federal Funds Rate Interest Determination Date quoted by each of three leading brokers of Federal Funds transactions in The City of New York selected by the Calculation Agent. However, if fewer than three such brokers are so quoting such rates, the Federal Funds Rate for such Federal Funds Rate Interest Determination Date will be the Federal Funds Rate then in effect on such Federal Funds Rate Interest Determination Date.

PRIME RATE

  Unless otherwise specified in the applicable Pricing Supplement, "Prime Rate" means, with respect to an Interest Determination Date relating to a Prime Rate Note (a "Prime Rate Interest Determination Date"), the rate set forth on such date in H.15(519) under the heading "Bank Prime Loan," or if not so published prior to 9:00 a.m., New York City time, on the Calculation Date pertaining to such Prime Rate Interest Determination Date, then the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the rates of interest publicly announced by each bank that appears on the Reuters Screen US PRIME 1 (as defined below) as such bank's prime rate or base lending rates as in effect for that Prime Rate Interest Determination Date. If fewer than four such rates but more than one such rate appear on the Reuters Screen US PRIME 1 for the Prime Rate Interest Determination Date, the Prime Rate will be determined by the Calculation Agent and will be the arithmetic mean of the prime rates, quoted on the basis of the actual number of days in the year divided by a 360-day year, as of the close of business on such Prime Rate Interest Determination Date by four major money center banks in The City of New York as selected by the Calculation Agent. If fewer than two such rates appear on the Reuters Screen US PRIME l, the Prime Rate will be determined by the Calculation Agent as of the close of business on the Prime Rate Interest Determination Date, on the basis of the prime rates, as of the close of business on the Prime Rate Interest Determination Date, furnished in The City of New York by the appropriate number of substitute banks or trust companies organized and doing business under the laws of the United States, or any state thereof, having total equity capital of at least $500,000,000 and being subject to supervision or examination by federal or state authority, selected by the Calculation Agent. However, if the banks so selected are not quoting prime rates, the Prime Rate for such Prime Rate Interest Determination Date will be the Prime Rate then in effect on such Prime Rate Interest Determination Date.

  "Reuters Screen US PRIME 1" means the display designated as page "US PRIME 1" on the Reuters Monitor Money Rates Service (or such other page as may replace the US PRIME 1 page on that service for the purpose of displaying prime rates or base lending rates of major United States banks).

TREASURY RATE

  Unless otherwise specified in the applicable Pricing Supplement, "Treasury Rate" means, with respect to an Interest Determination Date relating to a Treasury Rate Note (a "Treasury Rate Interest Determination Date"), the rate for the auction held on such Treasury Rate Interest Determination Date of direct obligations of the United States ("Treasury bills") having the Index Maturity specified in the applicable Pricing Supplement, as published in H.15(519) under the heading "U.S. Government Securities--Treasury bills-auction average (investment)." If such rate is not published by 3:00 p.m., New York City time, on the Calculation Date pertaining to such Treasury Rate Interest Determination Date, the Treasury Rate will be the auction average rate (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) on such Treasury Rate Interest Determination Date as otherwise announced by the United States Department of the Treasury. If such rate is not published or reported by 3:00 p.m., New York City time, on such Calculation Date, or if no such auction is held on such Treasury Rate Interest Determination Date, then the Treasury Rate for such Treasury Rate Interest Determination Date will be a yield to maturity (expressed as a bond equivalent on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis) of the arithmetic mean of the secondary market bid rates, as of approximately 3:30 p.m., New York City time, on such Treasury Rate Interest Determination Date, of three leading primary United States government securities dealers, selected by the Calculation Agent, for the issue of Treasury bills with a remaining maturity closest to the Index Maturity specified in the applicable Pricing Supplement. However, if such dealers are not so quoting such rates, the Treasury Rate for such Treasury Rate Interest Determination Date will be the Treasury Rate then in effect on such Treasury Date Interest Determination Date.

CMT RATE

  Unless otherwise specified in the applicable Pricing Supplement, "CMT Rate" means, with respect to an Interest Determination Date relating to a CMT Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the CMT Rate (a "CMT Rate Interest Determination Date"), the rate displayed on the designated CMT Telerate Page under the caption "Treasury Constant Maturities . . . Federal Reserve Board Release H.15 . . . Mondays approximately 3:45 p.m.," under the column for the Designated CMT Maturity Index for (i) if the Designated CMT Telerate Page is 7055, the rate on such CMT Rate Interest Determination Date and (ii) if the Designated CMT Telerate Page is 7052, the week or the month, as applicable, as specified in the applicable Pricing Supplement, ended immediately preceding the week in which the related CMT Rate Interest Determination Date occurs. If such rate is no longer displayed on the relevant page, or if not displayed by 3:00 p.m., New York City time, on the Calculation Date pertaining to such CMT Rate Interest Determination Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index as published in the relevant H.15(519). If such rate is no longer published, or if not published by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for such CMT Rate Interest Determination Date will be such Treasury Constant Maturity Rate for the Designated CMT Maturity Index (or other United States Treasury rate for the Designated CMT Maturity Index) for the CMT Rate Interest Determination Date with respect to such Interest Reset Date as may then be published by either the Federal Reserve Board or the United States Department of the Treasury that the Calculation Agent determines to be comparable to the rate formerly displayed on the Designated CMT Telerate Page and published in the relevant H.15(519). If such information is not provided by 3:00 p.m., New York City time, on such Calculation Date, then the CMT Rate for the CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity, based on the arithmetic mean of the secondary market closing offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Interest Determination Date reported, according to their written records, by three leading primary United States government securities dealers (each, a "Referenced Dealer") in The City of New York selected by the Calculation Agent (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation

(or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for the most recently issued direct, non-callable fixed rate obligations of the United States ("Treasury Note") with an original maturity of approximately the Designated CMT Maturity Index and a remaining term to maturity of not less than such Designated CMT Maturity Index minus one year. If the Calculation Agent cannot obtain three such Treasury Note quotations, the CMT Rate for such CMT Rate Interest Determination Date will be calculated by the Calculation Agent and will be a yield to maturity based on the arithmetic mean of the secondary market offer side prices as of approximately 3:30 p.m., New York City time, on the CMT Rate Interest Determination Date of three Referenced Dealers in The City of New York (from five such Referenced Dealers selected by the Calculation Agent and eliminating the highest quotation (or, in the event of equality, one of the highest) and the lowest quotation (or, in the event of equality, one of the lowest)), for Treasury Notes with original maturity of the number of years that is the next highest to the Designated CMT Maturity Index and a remaining term to maturity closest to the Designated CMT Maturity Index and in an amount of at least $100,000,000. If three or four (and not five) of such Referenced Dealers are quoting as described above, then the CMT Rate will be based on the arithmetic mean of the offer prices obtained and neither the highest nor lowest of such quotes will be eliminated; provided, however, that if fewer than three Referenced Dealers selected by the Calculation Agent are quoting as described herein, the CMT Rate will be the CMT Rate then in effect on such CMT Rate Interest Determination Date. If two Treasury Notes with an original maturity as described in the third preceding sentence have remaining terms to maturity equally close to the Designated CMT Maturity Index, the quotes for the Treasury Rate Note with the shorter remaining term to maturity will be used.

  "Designated CMT Telerate Page" means the display on the Dow Jones Telerate Service on the page designated in the applicable Pricing Supplement (or any other page as may replace such page on that service for the purpose of displaying Treasury Constant Maturities as reported in H.15(519)), for the purpose of displaying Treasury Constant Maturity as reported in H.15(519). If no such page is specified in the applicable Pricing Supplement, the Designated CMT Telerate Page shall be 7052, for the most recent week.

  "Designated CMT Maturity Index" means the original period to maturity of the U.S. Treasury Securities (either 1, 2, 3, 5, 7, 10, 20, or 30 years) specified in the applicable Pricing Supplement with respect to which the CMT Rate will be calculated. If no such maturity is specified in the applicable Pricing Supplement, the Designated CMT Maturity Index shall be two years.

ELEVENTH DISTRICT COST OF FUNDS RATE

  Unless otherwise specified in the applicable Pricing Supplement, "Eleventh District Cost of Funds Rate" means, with respect to an Interest Determination Date relating to an Eleventh District Cost of Funds Rate Note or any Floating Rate Note for which the interest rate is determined by reference to the Eleventh District Cost of Funds Rate (an "Eleventh District Cost of Funds Rate Interest Determination Date"), the rate equal to the monthly weighted average cost of funds for the calendar month preceding such Eleventh District Cost of Funds Rate Interest Determination Date as set forth under the caption "Eleventh District" on Telerate page 7058 as of 11:00 a.m., San Francisco time, on such Eleventh District Cost of Funds Rate Interest Determination Date. If such rate does not appear on Telerate page 7058 on any related Eleventh District Cost of Funds Rate Interest Determination Date, the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date shall be the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the FHLB of San Francisco as such cost of funds for the calendar month preceding the date of such announcement. If the FHLB of San Francisco fails to announce such rate for the calendar month next preceding such Eleventh District Cost of Funds Rate Interest Determination Date, then the Eleventh District Cost of Funds Rate for such Eleventh District Cost of Funds Rate Interest Determination Date will be the Eleventh District Cost of Funds Rate then in effect on such Eleventh District Cost of Funds Rate Interest Determination Date. "Telerate Page 7058" means the display on the Dow Jones Telerate Service on such page (or such other page as may replace such page on that service for the purpose of displaying the Eleventh District Cost of Funds Rate) for the purpose of displaying the monthly average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District.

RENEWABLE NOTES

  The Company may from time to time offer renewable Notes ("Renewable Notes") that will mature on an Interest Payment Date as specified in an applicable Pricing Supplement unless the maturity of all (or if so indicated in such Pricing Supplement, a portion of) the principal amount of such Note is renewed in accordance with the procedures described below. Renewable Notes will be issued in book-entry form only. If the Company issues any such Renewable Notes, the following procedures will apply, unless otherwise specified in the applicable Pricing Supplement.

  On the dates in each year specified in the applicable Pricing Supplement (each such date, a "Renewal Date"), the maturity of such Renewable Note will be automatically extended to the next maturity date (each, a "New Maturity Date") specified in such Pricing Supplement, unless the holder of such Renewable Note elects to terminate the automatic extension of the maturity of such Renewable Note (or, if specified in the applicable Pricing Supplement, any portion thereof) by delivering a notice to such effect to the Trustee (or any duly appointed Paying Agent) not less than 15 nor more than 30 days prior to the Renewal Date. An election to terminate the automatic extension of the maturity of a Renewable Note may be exercised with respect to less than the entire principal amount of such Renewable Note only if so specified in the applicable Pricing Supplement and only in such a principal amount, or integral multiple in excess thereof, as is specified in the applicable Pricing Supplement. Notwithstanding the foregoing, the maturity of any Renewable Note may not be extended beyond the final maturity date (the "Final Maturity Date") specified for such Renewable Notes in the applicable Pricing Supplement. If a holder elects to terminate the automatic extension of the maturity of any portion of the principal amount of a Renewable Note on any Renewal Date, such portion will become due and payable on the stated maturity date or New Maturity Date then in effect with respect to such Note, as the case may be. An election to terminate the automatic extension of the maturity of a Renewable Note shall be irrevocable and shall be binding on each holder of the Note. The renewal of the maturity of a Renewable Note will not affect the interest rate applicable to such Renewable Note.

  If a Note is represented by a Global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to terminate the automatic extension of a Note. In order to ensure that DTC or its nominee will timely exercise a right to terminate the automatic extension with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other DTC participant or indirect participant through which it holds an interest in such Note to notify DTC of its desire to terminate the automatic extension of such Note. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC participant or indirect participant through which it holds an interest in a
Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC or its nominee.

EXTENDIBLE NOTES

  The Company may from time to time offer Notes whose stated maturity date may be extended at the option of the Company (an "Extendible Note") for one or more whole year periods (each an "Extension Period"), up to but not beyond the final maturity date (the "Final Maturity Date") specified for such Extendible
Note in the applicable Pricing Supplement. If the Company issues any such Extendible Notes, the following procedures will apply, unless otherwise specified in the applicable Pricing Supplement.

  The Company may exercise such option with respect to an Extendible Note by notifying the Trustee (or any duly appointed Paying Agent) of such exercise at least 45 but not more than 60 days prior to the stated maturity date originally in effect with respect to such Note (the "Initial Maturity Date") or, if the stated maturity date of such Note has already been extended, prior to the stated maturity date then in effect (an "Extended Maturity Date"). No later than 40 days prior to the Initial Maturity Date or an Extended Maturity Date, as the case may be (each, a "Maturity Date"), the Trustee (or any duly appointed Paying Agent) will mail to the registered holder of such Extendible Note a notice (the "Extension Notice") relating to such Extension Period, first class mail, postage prepaid, setting forth (i) the election of the Company to extend the maturity of such Extendible Note, (ii) the new Extended Maturity Date, (iii) in the case of a Fixed Rate Note, the interest rate applicable to the Extension Period or, in the case of a Floating Rate Note, the Spread and/or Spread Multiplier applicable to the Extension Period, and
(iv) the provisions, if any, for redemption during the Extension Period, including the date or dates on which, the period or periods during which and the price or prices at which such redemption may occur during the Extension Period. Upon the mailing by the Trustee (or any duly appointed Paying Agent) of an Extension Notice to the holder of an Extendible Note, the maturity of such Note shall be extended automatically as set forth in the Extension Notice, and, except as modified by the Extension Notice and as described in the next paragraph, such Extendible Note will have the same terms as prior to the mailing of such Extension Notice.

  Notwithstanding the foregoing, not later than 20 days prior to the Maturity Date for an Extendible Note (or, if such date is not a Business Day, on the immediately succeeding Business Day), the Company may, at its option, revoke the interest rate, in the case of a Fixed Rate Note, or the Spread and/or Spread Multiplier, in the case of a Floating Rate Note, provided for in the Extension Notice and establish a higher interest rate, in the case of a Fixed Rate Note, or a higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period by mailing or causing the Trustee (or any duly appointed Paying Agent) to mail notice of such higher interest rate or higher Spread and/or Spread Multiplier, as the case may be, first class mail, postage prepaid, to the holder of such Note. Such notice shall be irrevocable. All Extendible Notes with respect to which the Maturity Date is extended will bear such higher interest rate, in the case of a Fixed Rate Note, or higher Spread and/or Spread Multiplier, in the case of a Floating Rate Note, for the Extension Period.

  If the Company elects to extend the maturity of an Extendible Note, the holder of such Note will have the option to elect repayment of such Note by the Company on the Maturity Date then in effect at a price equal to the principal amount thereof plus any accrued and unpaid interest to such date. In order for an Extendible Note to be so repaid on the Maturity Date, the Company must receive, at least 15 days but not more than 30 days prior to the Maturity Date then in effect with respect to the Note (i) the Note with the form "Option to Elect Repayment" on the reverse of the Note duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange or the National Association of Securities Dealers, Inc. (the "NASD") or a commercial bank or trust company in the United States setting forth the name of the holder of the Note, the principal amount of the Note, the principal amount of the Note to be repaid, the certificate number or a description of the tenor and terms of the Note, a statement that the option to elect repayment is being exercised thereby and a guarantee that the Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse of the Note, will be received by the Trustee (or any duly appointed Paying Agent) not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter, provided, however, that such telegram, telex, facsimile transmission or letter shall only be effective if such Note and form duly completed are received by the Trustee (or any duly appointed Paying Agent) by such fifth Business Day. Such option may be exercised by the holder of an Extendible Note for less than the aggregate principal amount of the Note then outstanding, provided that the principal amount of the Note remaining outstanding after repayment is an authorized denomination.

  If a Note is represented by a Global Note, DTC or its nominee will be the holder of such Note and therefore will be the only entity that can exercise a right to repayment. In order to ensure that DTC or its nominee will timely exercise a right to repayment with respect to a particular Note, the beneficial owner of such Note must instruct the broker or other DTC participant or indirect participant through which it holds an interest in such Note to notify DTC of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other DTC participant or indirect participant through which it holds an interest in a Note in order to ascertain the cut-off time by which such an instruction must be given in order for timely notice to be delivered to DTC or its nominee.

AMORTIZING NOTES

  The Company may from time to time offer Notes ("Amortizing Notes") with the amount of principal thereof and interest thereon payable in installments over the term of such Notes. Unless otherwise specified in the applicable Pricing Supplement, interest on each Amortizing Note will be computed on the basis of a 360-day year of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable thereon and then to the reduction of the unpaid principal amount thereof. Further information concerning additional terms and provisions of Amortizing Notes will be specified in the applicable Pricing Supplement, including a table setting forth repayment information for such Amortizing Notes.

OTHER PROVISIONS; ADDENDUM

  Any provisions with respect to the Notes, including the specification and determination of the Base Rate or Rates, the calculation of the interest rate applicable to a Floating Rate Note, the Interest Payment Dates or any other matter relating to the Notes, may be modified and/or supplemented as specified under "Other Provisions" on the face thereof or in an Addendum relating thereto, if so specified on the face of such Note and described in the applicable Pricing Supplement.

                                 GOVERNING LAW

  The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

                            UNITED STATES TAXATION

  The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the Notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change (including changes in effective dates) or possible differing interpretations. It deals only with Notes held as capital assets and does not purpose to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding Notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers (except where otherwise specifically noted). Persons considering the purchase of the Notes should consult their own tax advisors concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the Notes arising under the laws of any other taxing jurisdiction.

  As used herein, the term "U.S. Holder" means a beneficial owner of a Note that is for United States Federal income tax purposes (i) a citizen or resident of the United States, (ii) a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) a trust subject to the control of a United States person and the primary supervision of a United States court,
(iv) an estate the income of which is subject to United States Federal income taxation regardless of its source, or (v) any other person whose income or gain in respect of a Note is effectively connected with the conduct of a United States trade or business. The term also includes certain former citizens of the United States. As used herein, the term "non-U.S. Holder" means a beneficial owner of a Note that is not a U.S. Holder.

U.S. HOLDERS

  Payments of Interest. Payments of interest on a Note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

  Original Issue Discount. The following summary is a generally discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of Notes with original issue discount ("Original Issue Discount Notes").

  For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a Note over its issue price, if such excess equals or exceeds a de minimis amount (generally 1/4 of 1% of the Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a Note providing for the payment of any amount other than qualified stated interest (as hereinafter defined) prior to maturity, multiplied by the weighted average maturity of such Note). The issue price of each Note in an issue of Notes equals the first price at which a substantial amount of such Notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a Note is the sum of all payments provided by the Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under final Treasury Regulations (the "OID Regulations") promulgated by the Internal Revenue Service (the "IRS") under the original issue discount provisions of the Code, if a Note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of such Note (e.g., Notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on such Note or any "true" discount on such Note (i.e., the excess of the Note's stated principal amount over its issue price) equals or exceeds a specified de minimis amount, then the stated interest on the Note would be treated as original issue discount rather than qualified stated interest.

  Payments of qualified stated interest on a Note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note that matures more than one year from the date of issuance must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of such U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to such Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which such U.S. Holder held such Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between (i) the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period) and (ii) the amount of any qualified stated interest payments allocable to such accrual period. The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were no qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

  A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium." Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount
Note) will be reduced (but not below zero) by the portion of the acquisition premium properly allocable to the period.

  Under the OID Regulations, Floating Rate Notes are subject to special rules whereby a Floating Rate Note will qualify as a "variable rate debt instrument" if (a) its issue price does not exceed the total noncontingent principal payments due under the Floating Rate Note by more than a specified de minimis amount and (b) it provides for stated interest, paid or compounded at least annually, at current values of (i) one or more qualified floating rates, (ii) a single fixed rate and one or more qualified floating rates, (iii) a single objective rate, or (iv) a single fixed rate and a single objective rate that is a qualified inverse floating rate.

  A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Floating Rate Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than 0.65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Floating Rate Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Floating Rate Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one ore more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the Note.

  An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula and which is based upon objective financial or economic information outside of the issuer's control, such as: (i) one or more qualified floating rates, (ii) one or more rates where each rate would be a qualified floating rate for a debt instrument denominated in a currency other than the currency in which the Floating Rate Note is denominated, (iii) either the yield or changes in the price or one or more items of actively traded personal property (other than stock or debt of the issuer or a related party) or (iv) a combination of objective rates. The OID Regulations also provide that other variable interest rates may be treated as objective rates if so designated by the IRS in the future. Despite the foregoing, a variable rate of interest on a Floating Rate Note will not constitute an objective rate if it is reasonably expected that the average value of such rate during the first half of the Floating Rate Note's term will be either significantly less than or significantly greater than the average value of the rate during the final half of the Floating Rate Note's term. A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the cost of newly borrowed funds. The OID Regulations also provide than if a Floating Rate Note provides for stated interest at a fixed rate for an initial period of less than one year followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Floating Rate Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

  If a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, then any stated interest on such Note which is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually during the term of the Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Floating Rate Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Floating Rate Note is issued at a "true" discount (i.e., at a price below the Note's stated principal amount) in excess of a specified de minimis amount. Original issue discount on such a Floating Rate Note arising from "true" discount is allocated to an accrual period using the constant yield method described above by assuming that the variable rate is a fixed rate equal to (i) in the case of a qualified floating rate or qualified inverse floating rate, the value as of the issue date, of the qualified floating rate or qualified inverse floating rate, or (ii) in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note.

  In general, any other Floating Rate Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Floating Rate Note. The OID Regulations generally require that such a Floating Rate Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Floating Rate Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Floating Rate Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Floating Rate Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Floating Rate Note. In the case of a Floating Rate Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Floating Rate Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Floating Rate Note as of the Floating Rate Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Floating Rate Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

  Once the Floating Rate Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Floating Rate Note will account for tax purposes for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Floating Rate Note during the accrual period.

  If a Floating Rate Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Floating Rate Note would be treated as a contingent payment debt obligation. The OID Regulations contain special rules for determining the timing and amount of OID to be accrued in respect of Notes providing for one or more contingent payments ("Contingent Payment Notes"). For this purpose, a Note is not a Contingent Payment Note if it (i) is a variable rate Note, (ii) provides for alternate payment schedules upon the occurrence of contingencies if certain other requirements are met or
(iii) is a foreign currency debt instrument. Under the OID Regulations, a U.S. Holder generally would be required to take contingent interest payments on Contingent Payment Notes into income on a yield to maturity basis in accordance with a schedule of projected payments provided by the Company to U.S. Holders and would make annual adjustments to income to account for the difference between actual payments received and projected payment amounts accrued. Additional disclosure will be provided for in a Pricing Supplement in connection with any offering of Contingent Payment Notes. Prospective purchasers should consult their own tax advisors regarding the OID Regulations in connection with ownership of a Note that provides for contingent payments.

  Certain of the Notes (i) may be redeemable at the option of the Company prior to their stated maturity (a "call option") and/or (ii) may be repayable at the option of the holder prior to their stated maturity (a "put option"). Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase Notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased Notes.

  U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, de minimis original issue discount, market discount, de minimis market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

  Short-Term Notes. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale, exchange or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for

United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

  Market Discount. In the case of a Note other than a Short-Term Note, if a U.S. Holder purchases a Note, other than an Original Issue Discount Note, for an amount that is less than its stated redemption price at maturity or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased such Note at a "market discount," unless such market discount is less than a specified de minimis amount.

  Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a Note as ordinary income to the extent of the lesser of (i) the amount of such payment or realized gain or (ii) the market discount which has not previously been included in income and is treated as having accrued on such Note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the Maturity Date of the Note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

  A U.S. Holder may be required to defer the education of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a Note with market discount until the maturity of the Note or certain earlier dispositions, because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the Note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which such election applies and may be revoked only with the consent of the IRS.

  Premium. If a U.S. Holder purchases a Note for an amount that is greater than the sum of all amounts payable on the Note after the purchase date other than payments of qualified stated interest, such U.S. Holder will be considered to have purchased the Note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the Note and may offset interest otherwise required to be included in respect of the Note during any taxable year by the amortized amount of such excess for the taxable year. However, if the Note may be optionally redeemed after the U.S. Holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the Note. Any election to amortize bond premium applies to all taxable debt obligations then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

  Disposition of a Note. Except as discussed above, upon the sale, exchange or retirement of a Note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest which are treated as ordinary income) and such U.S. Holder's adjusted tax basis in the Note. A U.S. Holder's adjusted tax basis in a Note generally will equal such U.S. Holder's initial investment in the Note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to such Note. Such gain or loss generally will be long-term capital gain or loss if the Note were held for more than one year, although the preferential 20% rate applicable to individuals applies only in the case of a Note held for more than 18 months.

  Foreign Currency Denominated Notes. The tax treatment of Notes the interest or principal on which may be determined by reference to one or more foreign currencies will depend on the application of special rules to the particular terms of the Notes. The tax considerations relevant to such Notes will be described in an applicable Pricing Supplement, and each prospective purchaser should consult its tax advisor about such matters.

NON-U.S. HOLDERS

  A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a Note, unless such non-U.S. Holder is a direct or indirect 10% or greater stockholder of the Company, a controlled foreign corporation related to the Company or a bank receiving interest described in
Section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the last United States payor in the chain of payment prior to payment to a non-U.S. Holder (the "Withholding Agent") must have received in the year in which a payment of interest or principal occurs, or in either of the two preceding calendar years, a statement that (i) is signed by the beneficial owner of the Note under penalties of perjury, (ii) certifies that such owner is not a U.S. Holder and (iii) provides the name and address of the beneficial owner. The statement may be made on an IRS Form W-8 or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on the statement within 30 days of such change. If a Note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS Form W-8 or the substitute form provided by the beneficial owner to the organization or institution. In addition, the Treasury Department recently issued regulations regarding the withholding rules discussed above. In general, the new regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify reliance standards. However, the regulations would require in the case of Notes held by a foreign partnership that the certification requirement described above be provided by the partners rather than by the foreign partnership unless the partnership meets certain requirements and is authorized as a "withholding foreign partnership" by the IRS. A look-through rule would apply in the case of tiered partnerships. The regulations also generally require a non-U.S. Holder to provide a taxpayer identification number in order to claim a reduced rate of withholding pursuant to a treaty. The regulations are generally effective for payments made after December 31, 1998, subject to certain transition rules. In particular, valid withholding certificates that are held on December 31, 1998, generally remain valid until the earlier of December 31, 1999, or the due date of the expiration of the certificate under rules currently in effect. Further, certificates dated prior to January 1, 1998, that were valid as of January 1, 1998, remain valid until the end of 1988.

  Generally, a non-U.S. Holder will not be subject to Federal income or withholding taxes on any amount which constitutes capital gain upon retirement or disposition of a Note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

  The Notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater stockholder of the Company or, at the time of such individual's death, payments in respect of the Notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

  Backup withholding of United States Federal income tax at a rate of 31% may apply to payments made in respect of the Notes to beneficial owners who are not "exempt recipients" and who fail to provide certain identifying information (such as the beneficial owner's taxpayer identification number) in the required manner. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the Notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

  Under current Treasury Regulations, payment on the sale, exchange or other disposition of a Note made to or through a foreign office of a broker generally will not be subject to backup withholding. However, if such broker is a United States person, a controlled foreign corporation for United States tax purposes or a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period, information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a United States person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Under recently issued Treasury regulations, backup withholding may apply to any payment which such broker is required to report if such broker has actual knowledge that the payee is a United States person. Payments to or through the United States office of a broker will be subject to backup withholding and information reporting unless the Holder certifies, under penalties of perjury, that it is not a United States person or otherwise establishes an exemption.

  Holders should consult their tax advisors regarding the qualification for an exemption from backup withholding and information reporting and the procedures for obtaining such an exemption, if applicable. Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                   PLAN OF DISTRIBUTION OF MEDIUM-TERM NOTES

  The Notes are being offered on a continuous basis for sale by the Company through Goldman, Sachs & Co., Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. Incorporated, PaineWebber Incorporated and Salomon Brothers Inc (the "Agents"). If agreed to by the Company and an Agent, such Agent may utilize its best efforts on an agency basis to solicit offers to purchase the Notes at 100% of the principal amount thereof, unless otherwise specified in an applicable Pricing Supplement. The Company will pay the Agents a commission which, depending on the maturity of the Notes, will range from .125% to 3.00% of the principal amount of any Note sold through the Agents. Commissions and discounts with respect to Notes with maturities in excess of 30 years will be negotiated between the Company and the applicable Agent at the time of such sale. The Company may also sell Notes directly to investors and other purchasers on its own behalf in those jurisdictions where it is authorized to do so.

  In addition, any Agent may offer the Notes it has purchased as principal to other dealers for resale to investors, and may allow any portion of the discount received in connection with such purchases from the Company to such dealers. After the initial public offering of Notes to be resold to investors and other purchasers, the public offering price (in the case of Notes to be resold on a fixed public offering price basis), concession and discount may be changed.

  The Company reserves the right to withdraw, cancel or modify any offer to sell Notes without notice and may reject orders in whole or in part whether placed directly with the Company or through the Agents. Each Agent will have the right, in its discretion reasonably exercised, to reject, in whole or in part, any offer to purchase Notes received by it on an agency basis.

  Unless otherwise provided in a Pricing Supplement, payment of the purchase price of the Notes will be required to be made in immediately available funds in The City of New York on the date of settlement.

  The Agents, whether acting as agent or principal, may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"). The Company has agreed to indemnify the Agents against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Agents may be required to make in respect thereof. The Agents may engage in transactions with, or perform services for, the Company in the ordinary course of business.

  The Agents may from time to time purchase and sell Notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the Notes or liquidity in the secondary market if one develops. From time to time, the Agents may make a market in the Notes, but the Agents are not obligated to do so and may discontinue any market-making at any time.

  In addition to Notes being offered through the Agents as described herein, other series of notes (including other series of Medium-Term Notes) that may have terms identical or similar to the terms of the Notes may be concurrently offered by the Company on a continuous basis both inside and outside the United States pursuant to one or more separate distribution agreements with the Agents or other agents. Pursuant to such agreements, such agents may also purchase notes as principal for their own account or for resale, and the Company may make direct sales of notes on its own behalf. Any notes so offered and sold in excess of certain amounts will reduce correspondingly the maximum aggregate principal amount of Notes that may be offered by this Prospectus Supplement and the accompanying Prospectus.

                                    EXPERTS

  The consolidated financial statements of the Company appearing in its Annual Reports on Form 10-K, at December 31, 1997 and 1996, and for the two years in the period then ended, have been audited by Ernst & Young LLP, independent auditors, and at December 31, 1995, and for the year then ended, by Deloitte & Touche LLP, independent auditors, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

                                LEGAL OPINIONS

  The validity of the Notes is being passed upon the Company by Paul A. Immerman, Esq., Senior Counsel to the Company, and on behalf of the Agent by Milbank, Tweed, Hadley & McCloy, New York, New York. Mr. Immerman owns shares of the Company's Common Stock (par value $7.50 per share).

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 NO DEALER, SALESMAN OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) AND THE PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE AGENT. THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS SUPPLEMENT (INCLUDING ANY PRICING SUPPLEMENT) OR THE PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                  -----------

                               TABLE OF CONTENTS
                             PROSPECTUS SUPPLEMENT

                                                                           PAGE
                                                                           ----
The Company...............................................................  S-3
Recent Developments.......................................................  S-3
Certain Regulatory Considerations.........................................  S-3
Consolidated Ratios of Earnings to Fixed Charges..........................  S-6
Description of Medium-Term Notes..........................................  S-6
Governing Law............................................................. S-23
United States Taxation.................................................... S-23
Plan of Distribution of Medium-Term Notes................................. S-30
Experts................................................................... S-32
Legal Opinions............................................................ S-32

                                  PROSPECTUS
Available Information.....................................................    2
Incorporation of Certain Documents by Reference...........................    2
The Company...............................................................    3
Recent Developments.......................................................    3
Certain Regulatory Considerations.........................................    3
Use of Proceeds...........................................................    7
Consolidated Ratios of Earnings to Fixed Charges and Combined Fixed
 Charges and Preferred Stock Dividend Requirements........................    7
Description of Debt Securities............................................    8
Description of Preferred Stock............................................   17
Description of Depository Shares..........................................   21
Description of Common Stock...............................................   23
Description of Preferred Stock Purchase Rights............................   24
Validity of Securities....................................................   26
Experts...................................................................   26
Plan of Distribution......................................................   26

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                                 $600,000,000

                             THE BANK OF NEW YORK
                                 COMPANY, INC.

                       SENIOR MEDIUM-TERM NOTES SERIES B

                                 SUBORDINATED
                               MEDIUM-TERM NOTES
                                   SERIES C

                                  -----------

                             PROSPECTUS SUPPLEMENT

                                 APRIL 2, 1998

                                  -----------

                             GOLDMAN, SACHS & CO.
                              MERRILL LYNCH & CO.
                          MORGAN STANLEY DEAN WITTER
                           PAINEWEBBER INCORPORATED
                             SALOMON SMITH BARNEY

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